                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                SCHEDULE 13G

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934


                           Valence Technology, Inc.
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                              (Name of Issuer)

                               Common Stock
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                       (Title of Class of Securities)

                                918914-10-2
                     ----------------------------------
                              (CUSIP Number)

                             February 14, 1999
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               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     / / Rule 13d-1(c)

     /X/ Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are note required to respond unless form displays a currently valid OMB control number.

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CUSIP NO. 918914-10-2             SCHEDULE 13G     PAGE 2 OF 4 PAGES
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1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

          Lev M. Dawson
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2         CHECK THE APPROPRIATE BOX IF A MEMBER
          OF A GROUP*
          (a)
          (b)
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3         SEC USE ONLY

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4         CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
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                             5      SOLE VOTING POWER

         NUMBER OF                  1,952,897
          SHARES
       BENEFICIALLY          --------------------------------------------------
         OWNED BY            6      SHARED VOTING POWER
          EACH
        REPORTING                   -0-
         PERSON              --------------------------------------------------
          WITH:              7      SOLE DISPOSITIVE POWER
                                    1,952,897
                             --------------------------------------------------
                             8      SHARED DISPOSITIVE POWER
                                    -0-
                             --------------------------------------------------
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 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,952,897
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10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*
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11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          7.4%
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12        TYPE OF REPORTING PERSON*

          IN
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                      *SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1.

    (a)           NAME OF ISSUER:

                  Valence Technology, Inc.

    (b)           ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  301 Conestoga Way, Henderson, NV 89015

ITEM 2.

    (a)           NAME OF PERSON FILING:

                  Lev M. Dawson

    (b)           ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  301 Conestoga Way
                  Henderson, NV 89015

    (c)           CITIZENSHIP:

                  USA

    (d)           TITLE OF CLASS OF SECURITIES:

                  Common Stock

    (e)           CUSIP NUMBER:

                  918914-10-2

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

    (a) / / Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o);

    (b) / / Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c)

    (c) / / Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

    (d) / / Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

    (e) / / An investment adviser in accordance with
            Section 240.13d-1(b)(1)(ii)(E);

    (f) / / An employee benefit plan or endowment fund in accordance with
            Section 240.13d-1(b)(1)(ii)(F);

    (g) / / A parent holding company or control person in accordance with
            Section 240.13d-1(b)(1)(ii)(G);

    (h) / / A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

    (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

    (j) / / Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).


ITEM 4.           OWNERSHIP

    (a)           AMOUNT BENEFICIALLY OWNED:
                  1,952,897 shares, of which 1,803,144 shares are pledged to the Company as collateral for certain promissory notes (includes 19,753 shares of the options exercisable within 60 days of December 31, 1998).

    (b)           PERCENT OF CLASS:
                  7.4% (based on 26,409,978 shares outstanding as of December 31, 1998 and includes 19,753 shares of the options exercisable within 60 days of December 31, 1998);

    (c)           NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                 (i)   sole power to vote or to direct the vote:  1,952,897

                 (ii)  Shared power to vote or to direct the vote:  0

                 (iii) Sole power to dispose or to direct the disposition of:
                       1,952,897

                 (iv)  Shared power to dispose or to direct the disposition:  0

Item 5.          OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                 Not applicable

Item 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                  Not applicable

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                  Not applicable

Item 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not applicable

Item 9.           NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable

Item 10.          CERTIFICATION:

                  Not Applicable



                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                 February 11, 1999
                                       ----------------------------------------
                                                        (Date)

                                                  /s/ Lev M. Dawson
                                       ----------------------------------------
                                                      (Signature)

                                                     LEV M. DAWSON
                                       ----------------------------------------
                                                      (Name/Title)